Exhibit 10.9

Amended and Restated
Forge Global, Inc.
2018 Equity Incentive Plan
Originally Adopted March 5, 2018

Amended & Restated July 5, 2018
Amended & Restated October 22, 2019
Amended & Restated November 9, 2020

Shares of stock allocated to the Plan: 6,672,721

1.	Establishment

1.1	Establishment and term. This Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan (the “Plan”) is hereby established, effective as of the date indicated above. Effectiveness shall be contingent upon adoption by the Board of Directors (the “Board”) of Forge Global, Inc. (“Forge Global”) shall remain in effect only if confirmed by approval of the stockholders of Forge Global within 12 months thereafter, and shall continue in effect until terminated by the Board. All Awards shall be granted, if at all, within 10 years from the date approved by the Board.

1.2	Purpose. The purpose of the Plan is to promote the success of Forge Global by attracting and retaining the best available individuals and organizations to work with Forge Global and any Affilliated Company as employees, contractors, officers, directors, advisors, strategic partners, and consultants. The Plan gives these Service Providers (as defined below) the opportunity to acquire shares of Forge Global’s common stock (“Shares”), or economic rights to such Shares, so as to incentivize and reward them for contributing to the growth and profitability of, and for otherwise helping, Forge Global.

1.3	Types of Awards. The following types of awards (“Awards”) may be granted under the Plan:

1.3.1	Rights to immediately purchase Shares for a per-share purchase price, paid to Forge Global as described in Section 7);

1.3.2	Options to purchase Shares in the future (“Options”), for a specified per-share price (the “Exercise Price”). Options shall be either qualifying and intended to qualify as incentive stock options (“ISOs”) under Section 422(b) of the Internal Revenue Code of 1986 and any applicable regulations and administrative guidelines promulgated thereunder (the “Code”), or else not qualifying or not intended to qualify thereunder (“NSOs”, also commonly called “Non-Qualified Stock Options” or “NQSOs”); and

1.3.3	Restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in respect of Shares.

1.4	Eligibility. Persons eligible for Awards under the plan include Employees, Contractors, and Consultants (each as set forth below, “Service Providers”) of Forge Global, or of any parent or subsidiary (directly or by an unbroken chain of companies with each parent owning stock amounting to 50% or more of the total combined voting power of all classes of stock in the next subsidiary in the chain), or of any successor or other affiliated company, provided that the circumstances of such person’s employment would qualify Forge Global as an “eligible issuer” of Plan securities to that person as provided by Treasury Regulation 1.409A-1(b)(5)(iii)(E)(1) (collectively, “Affiliated Companies”).

1.4.1	“Employees” are individuals employed by Forge Global or any Affiliated Company, including by virtue of their positions as officers, with employment established either by contract or according to the “statutory employee” laws of the prevailing jurisdiction.

1.4.2	“Contractors” are individuals, and business entities such as wholly owned corporate alter egos to the extent permitted under the Rule 701 registration exemption of the Securities Act of 1933 (the ‘Securities Act”), actively engaged under and within the term of an agreement to provide regular services to Forge Global or any Affiliated Company as a consultant or independent contractor and that are compensated for such services.

1.4.3	“Consultants” are individuals currently engaged formally by contract or written designation as non-employee officers, directors, or advisors of Forge Global or any Affiliated Company, whether compensated or not, provided that no Awards shall be granted to advisors whose participation in the Plan would adversely affect Forge Global’s eligibility to rely on the Rule 701 exemption or its compliance with other applicable laws.

1.5	Award Agreements

1.5.1	The grant of any Award under this Plan shall be contingent upon approval of the such grant by the Administrator, the Board, or any of their designees, acting upon and subject to: (a) any limitations on their authority hereunder and under the terms of delegation of authority to them, (b) Forge Global’s Certificate of Incorporation, Bylaws, and any other controlling documents (collectively, the “Corporate Instruments”), and (c) the laws of Delaware and any other controlling jurisdiction, including among others Section 157 of the Delaware General Corporation Law (“GCL”), Section 1-409A of the Code, Treasury Regulations enacted pursuant thereto, and the Rule 701 registration exemption.

1.5.2	Such grant shall be further contingent on the Administrator providing notice thereof to the person receiving the Award (the “Grantee”), together with an agreement setting forth the terms, conditions, and restrictions of the Award (an “Award Agreement”).

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1.5.3	All Award Agreements shall at a minimum identify the Grantee and specify the type of Award (Stock, ISOs, NSOs, RSUs, or SARs), the number and quantity of Shares subject to the Award, the Award grant date, and any applicable provisions for vesting of the Award (“Vesting”). Awards shall include further terms as set forth in the following sections.

1.5.4	Award grants shall be dated as of the day approved by the Administrator, unless the Administrator specifies a later date. Without limiting the foregoing, Awards may specify Vesting start dates and other Vesting provisions to occur prior to, on, or after the award date.

1.5.5	All Awards shall be revocable at any time prior to mutual execution of the applicable Award Agreement, and their ongoing effectiveness may be made further contingent upon such other conditions as consent of the Grantee’s spouse, and the Grantee providing further documentation or information, among other things. Any covenant, promise, or expectation of a prospective Grantee that Forge Global will grant an Award to such person, including without limitation Forge Global entering a Service Provider agreement with such person that promises equity compensation, shall not constitute an Award Agreement, or otherwise effect the grant of an Award, except if made in compliance with Sections 1.5.1 and 1.5.2, and other provisions of this Plan.

1.5.6	Award Agreements may further contain: (i) a grant notice notifying Grantees that Forge Global has offered them an Award and the terms thereof, which notice may further include a signature feature by which Grantee accepts the Award, and mutually agrees with Forge Global to adhere to the Award Agreement, (ii) attachments, references, or links to Forge Global’s then-current form of option exercise notice, option exercise agreement, stockholder agreement(s), voting agreements, and other documents that will be required of a Grantee as a condition for issuance of Shares (“Issuance Documents”), (iii) the Corporate Instruments, prospectus, and/or information statements concerning Forge Global, or (iv) other Award-related documents and agreements (all, collectively and together with the Award Agreements, “Award Documents”).

1.5.7	Award Agreements, Award Documents, and Issuance Documents, need not be the same for each person holding a particular type of Award.

1.5.8	Award Documents and Issuance Documents may each further contain disclosure materials, representations and agreements regarding the Award holder’s investment intent and access to information, and other matters that the Administrator deems necessary to comply with applicable securities laws.

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1.5.9	Any unsigned exemplars, attachments, and exhibits among the Award Documents, to the extent not specifically and explicitly adopted by Forge Global and a Grantee upon executing the Award Agreement, are for informational purposes only, and are neither a representation nor a covenant by Forge Global that such documents, or the provisions thereof, will remain in place upon Grantee’sa acquisition of Shares. Forge Global reserves the right to modify, amend, or replace any such documents, and the provisions thereof, at any time prior to mutual execution of the Issuance Documents. Without limiting the foregoing, the Administrator may impose and require Grantees to agree to Transfer Restrictions (as described below) upon exercise of Options, or issuance of Shares in settlement of RSUs or SARs, that are different than, or in addition to, those described in the Award Documents upon grant of an Award.

1.6	Vesting

1.6.1	Award Agreements may specify schedules for Vesting of Awards. At any given time, some, all, or potentially none, of the Shares underlying the Award are considered “Vested”, meaning that the Grantee (or subsequent holder of the Award as the case may be) keeps the right to the Shares upon the end of such Grantee’s status as a Service Provider (the Grantee’s “Termination”).

1.6.2	In the case of Awards of Shares, Vesting operates as a right held by Forge Global, which right declines over time so long as the Grantee remains a Service Provider, to repurchase some or all of the Shares granted that have not yet Vested (“Unvested” Shares) as of Termination, at the lower of (i) the original per-share purchase price Grantee paid for the Shares, or (ii) the fair market value of the Shares as of repurchase, as determined by the Board. Thus, a Grantee may keep all Vested shares held upon Termination, but Forge Global has a right to repurchase any Unvested Shares.

1.6.3	In the case of Options, Vesting operates as a right held by the Grantee, which increases over time as long as Grantee remains a Service Provider, to exercise Grantee’s Option by purchasing some or all of the Vested Shares covered by the Option. Upon Termination no further Vesting can or will occur, and Grantee will have a limited time period to so exercise the Option as set forth in the Award Documents, before losing rights to any portion of Grantee’s Award that is Unvested or otherwise not exercised.

1.6.4	For RSUs or SARs Vesting operates in a manner similar to the Vesting of Options, by which the right to obtain Shares in settlement of an Award upon the meeting of applicable issuance conditions, or cash in lieu of the Shares, increases over time so long as the Grantee remains a Service Provider.

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1.6.5	In General, Vesting terms include: (i) a start date on which Vesting begins (which may be upon, before, or following the date the Award is granted); (ii) the portion of the Award (if any) subject to Vesting, with any portion of the Award not subject to Vesting considered fully Vested upon Grant; (iii) the interval or dates upon which Vesting is to occur (e.g. monthly, quarterly, yearly); (iv) the duration of the Vesting period (e.g. 48-month vesting); and any “cliff” during which Vesting is deferred, each as described more fully in the Award Documents. Vesting may also include conditions precedent for some or all of the Vesting to occur (e.g. meeting milestone targets), acceleration conditions for the early vesting of some or all remaining Unvested Shares (in particular, related to acquisition of Forge Global by another company, or Grantee’s termination in connection with such acquisition), and other provisions affecting the amount and timing of Vesting.

1.6.6	Award Agreements may contain further definitions, provisions, and procedures for determining Grantee’s status as a Service Provider with respect to Vesting and other rights that expand on or differ from those set forth in this Plan, including among other things: (i) who is considered a Service Provider and for what period of time, (ii) the effect of temporary leaves due to illness, military service, family leave, disability leave, and other temporary leaves, including the effect of not returning from leave; (iii) transition of service between Forge Global and any Affiliated Companies; and (iv) time periods, notices, and payments for repurchases of Unvested Shares, or for the exercise of Options and other issuance rights.

1.6.7	In the event that Shares are issuable in respect of the Unvested portion of an Option (an “Early Exercise”), the Issuance Documents shall contain Vesting provisions applying to the Shares to be issued, corresponding to the Vesting provisions of the Option. Solely for purposes of illustration, and without limiting the foregoing, if a Grantee is permitted an Early Exercise of an Option that is Unvested with respect to 300 Shares but that vests with respect to 30 Shares per month, the Shares issued upon exercise would have the same Vesting schedule: 300 Unvested Shares that vest with respect to 30 Shares per month.

1.7	Transfer Restrictions

1.7.1	Prior to exercise of an Award that is an Option (or settlement of an RSU or SAR) Grantee may not (i) sell, pledge, hypothecate, encumber, dispose of, assign, cancel, gift, or otherwise transfer except to Forge Global or its designee(s), any Award, any Shares issuable on such Award, or any right or interest therein, whether or not for value; (ii) make a promise, agreement, grant an option to, or endeavor to do any of the foregoing, directly or indirectly, including by way of powers of attorney, short sales, forward sales, put-equivalent positions, call-equivalent positions, or other derivative transactions; or (iii) have any of the foregoing occur as a matter of law, including among other things by reason of lien, attachment, exercise of a right of repurchase or other purchase option by a third party, specific performance obligation, court order, death, bankruptcy, divorce or separation, insolvency, or collections proceeding (each, a “Disposition”), except upon approval of the Administrator.

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1.7.2	Grantee may not make Dispositions of Shares issued as Awards, or issued upon exercise or settlement thereof, except (i) upon approval of the Administrator, or (ii) as may be permitted under the Award Documents.

1.7.3	The Administrator may approve or disapprove of Dispositions under Sections 1.7.1 and 1.7.2 at its sole discretion for any reason or for no reason, except as may be required by law, and may be required by law to disapprove proposed Dispositions.

1.7.4	Any attempted Disposition of stock, Option, RSU, or SAR Awards, or Shares issued as Awards or upon exercise or settlement thereof, in violation of the foregoing: (i) shall be deemed null and void, and of no effect; (ii) shall not be binding on Forge Global or recorded in Forge Global’s books and records; and (iii) may, at the discretion of the Administrator, subject Grantee to a forfeiture of (except in the case of Shares) or further restriction on the applicavble Award; and (iv) may be considered a breach of Forge Global’s personnel policy with respect to Service Providers.

1.7.5	Award Agreements may contain further restrictions on Dispositions in addition to, or waivers or modifications on the restriction on Dispositions contained in, Section 1.7.1.

1.7.6	The Award Agreement, Issuance Documents, and other Award Documents may all prescribe various procedures, limitations, consents, and restrictions (“Transfer Restrictions”) that apply to Dispositions of Shares issued pursuant to Awards, including among other things further specification of which acts, voluntary or by operation of law, constitute Dispositions, procedures for making Dispositions, and the consequences of noncompliant attempted or completed Dispositions. It shall be a condition of any issuance of Shares to a Grantee under the Plan that Grantee accept and adhere to such Transfer Restrictions. Without limiting the foregoing, Transfer Restrictions applying to prospective Dispositions may include a requirement for Board consent, repurchase rights with respect to Unvested Shares, notice requirements, required demonstrations and documentation of securities law compliance, market stand-offs in connection with public offerings, rights of first refusal, and co-sale rights, among other requirements, as well as categories of Dispositions that are considered “permitted transfers” or “involuntary transfers” and for which different Transfer Restrictions apply. All Transfer Restrictions are qualified by, and shall be interpreted in accordance with, the provisions of GCL § 202.

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1.7.7	Further Transfer Restrictions may apply under Forge Global’s Corporate Instruments, stockholder agreement(s), and voting agreements, as well as appearing on the face of any certificate or notice of ownership evidencing Grantee’s ownership of Shares. All such Transfer Restrictions shall apply concurrently with, rather than in lieu of, the Transfer Restrictions hereunder. Grantees shall accept and adhere to all then-current Transfer Restrictions arising from such sources, as such documents may have been amended from time to time, as a condition for accepting any Award. Issuance Documents in connection with exercising Options (or settling RSUs and SARs) may require Grantee to accept such further or amended Transfer Restrictions as may be in effect per such sources at the time of issuance of Shares.

1.7.8	Any transferee of Grantee’s Shares, and subsequent holders of such Shares, shall be required to accept and adhere to all Transfer Restrictions applicable to such Shares, as a condition of transfer.

2.	Shares subject to the Plan

2.1	Share Reserve

2.1.1	Shares issued and issuable under the Plan shall be authorized but unissued Class AA common shares of Forge Global.

2.1.2	The aggregate number of Shares that may be issued under the Plan, and the maximum number of Awards that may be issued as ISOs, is the number set forth in the caption above.

2.1.3	Forge Global will at all times allocate, reserve, and keep available, a sufficient quantity of Shares (the “Reserve”) to satisfy the requirements of the Plan, including Shares sufficient to issue upon exercise of all outstanding Options, and Shares sufficient to satisfy settlement of all outstanding RSUs and SARs (with respect to each Award, its “Underlying Shares”).

2.1.4	Upon Forge Global’s making of an Award, the quantity of Underlying Shares subject to the Award shall be set aside for potential issuance, while remaining part of the Reserve, and thereby become unavailable for other Awards.

2.1.5	Shares issued per an Award shall be removed from the Reserve.

2.2	Shares not issued

2.2.1	To the extent an Award is settled by paying out cash rather than by issuing Underlying Shares, such Underlying Shares shall not be treated as issued. Therefore, upon settlement they remain part of the Reserve, and become available again for Awards under the Plan. Any Underlying Shares retained or acquired by Forge Global upon a “net issuance exercise” or other cashless exercise of an Award, to satisfy the exercise or purchase price for such Award or for any withholding taxes, shall similarly be treated as not issued.

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2.2.2	Underlying Shares to Awards that have expired, or have been cancelled, rescinded, forfeited, or rejected or not accepted by their Grantee, or that have otherwise become unexercisable or unsettlable for any reason without having been exercised or otherwise issued (including without limitation due to unmet vesting contingencies and vesting conditions that cannot be met), or are surrendered pursuant to an option exchange program, will also be treated as not issued as set forth in Section 2.2.1.

2.3	Shares returned to Reserve. Shares actually issued as an Award, and Underlying Shares issued upon settlement of an Award, shall not be returned to the Reserve, except that Shares issued under the Plan and later forfeited or repurchased by Forge Global due to failure to vest, shall be returned to the Reserve, available for future Award grants under the Plan. Forge Global shall also add Shares purchased on the open market to the Reserve, provided that such additional Shares shall not serve to increase the total number of Shares awardable under the Plan. The Administrator shall apply the provisions of this Section 2.3solely to the extent consistent with the Code and associated Treasury Regulations.

2.4	Adjustments

2.4.1	All references to numbers of Shares issuable under the Plan, in the Reserve, as Underlying Shares of any outstanding Awards, and otherwise, are as proportionately adjusted (“As Adjusted”) in the event of stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reorganization, reclassification, or similar change in the capital structure of Forge Global without consideration (collectively, a “Recapitalization”). The issuance and conversion of convertible securities and stock warrants shall not be deemed a Recapitalization.

2.4.2	In the event of any Recapitalization, merger, consolidation, reclassification, split-up, split-off, spin-off, exchange of shares, or in the event of a payment of dividend or distribution to stockholders in a form other than stock and normal cash dividend, or similar event as may be defined in Forge Global’s Corporate Instruments, then appropriate and proportionate adjustments shall be made to the number and kind of shares subject to the Plan and to any outstanding Awards, and to the exercise or purchase price per share thereof, in order to prevent increasing or decreasing Grantees’ rights under the plan.

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2.4.3	If a majority of shares that are of the same class as those subject to outstanding Awards are exchanged for, converted into, or otherwise become shares of another business entity (the “New Shares”) pursuant to a Corporate Transaction as defined below, the Administrator may continue the Plan and outstanding Awards in the event Forge Global is the surviving entity. In the alternative, and notwithstanding anything to the contrary set forth in the Plan or Award Documents, the Administrator or may do one or more of the following with respect to Option awards, upon or in anticipation of any Corporate Transaction, in its sole and absolute discretion, with or without the consent of any Grantee: (i) cause any or all outstanding Options or Stock Appreciation Rights held by Grantees affected by the Corporate Transaction to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Shares that are subject to the Plan and are held by Grantees affected by the Corporate Event to become non-forfeitable, in whole or in part; (iii) arrange for the surviving corporation or its parent to assume Options by the surviving entity or its parent in compliance with Code Section 424(a); (iv) arrange for the surviving entity or its parent to new options for existing Options in compliance with Code Section 424(a), (v) cancel any Option or Stock Appreciation Right in exchange for a substitute option or stock appreciation right; (vi) cancel any Shares or Restricted Stock Units held by a Grantee affected by the Corporate Event in exchange for restricted stock of or restricted stock units in respect of the capital stock of any successor corporation; (vii) redeem any Award held by a Participant affected by the Corporate Event for cash and/or other substitute consideration equal to the amount, if any, that would have been attained upon the exercise of such Award (to the extent such Award is exercisable) or realization of the Grantee’s rights as of the date of the occurrence of the Change in Control, provided that to the extent such consideration does not exceed the exercise price of such Award, the Administrator may cancel such Award without any consideration; (viii) cancel any or all Unvested Shares, Restricted Stock Units, and/or unexercised Options or Stock Appreciation Rights as of the consummation of the Corporate Transaction without the payment of any consideration to the holders of such Awards or Options so cancelled; (ix) cancel outstanding Options without payment, provided that holders of Options shall be given notice of such treatment and an opportunity to exercise their Options, to the extent vested, during a period of no less than 10 business days preceding the effective date of the Corporate Transaction, such exercise contingent upon the closing of the transaction; (x) suspend the right of Option holders to exercise their Options during a limited period preceding the closing of the Corporate Transaction, if they deem it necessary to allow for closing the transaction; and (xii) terminate any rights of Early Exercise on Options. Any consideration paid under this Section 2.4.3 may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Corporate Transactions to holders of Forge Global common stock. The Administrator may also unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, outstanding Awards shall be adjusted fairly and equitably as determined by the Administrator at its discretion.

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2.4.4	For purposes of the Plan, a “Corporate Transaction” shall mean (a) a merger or acquisition in which Forge Global is not the surviving entity, except for a transaction for purposes of reincorporating in a different jurisdiction, or a reorganization that does not result in a change of majority voting control; (b) a sale, transfer, or other disposition of substantially all of the assets of Forge Global; (c) a reverse merger, other transaction, or series of related transactions, in which a majority of Forge Global's voting power is sold, other than transactions for the primary purpose of raising investment funds for Forge Global.

2.4.5	Adjustments under this Section 2.4 shall be determined by the Administrator, which determination shall be final, binding, and conclusive. Such adjustments shall not cause the exercise or purchase price per Share to fall under the Share’s par value. Such adjustments are subject to any requirements of Sections 409A and 424 of the Code.

2.5	Share certificates. Unless the Administrator decides otherwise, all Shares of stock shall be “uncertificated” per GCL §158. Barring anything to the contrary in Forge Global's Corporate Instruments, its arrangement with particular Grantees, or state law, Forge Global will not provide official stock certificates, and any paper or electronic representations of certificates Forge Global provides are for illustration only.

2.6	Not a shareholder. Holders of Options, RSUs, and SARs shall have no rights as stockholders of Forge Global with respect to such Awards, or the Underlying Shares thereto, until the issuance of such Underlying Shares as provided by the applicable Issuance Documents. Accordingly, they shall have no rights of voting, financial statements or other information, or to receive dividends or distributions, except that Forge Global will provide financial statements to Award holders, either periodically or in connection with potential exercise of Options, as may be required by applicable laws and regulations.

3.	Plan administration

3.1	Administrator. The Plan shall be administered, and all Awards shall be approved, by the Board. The Board may delegate some or all of its powers to others as follows (collectively with the Board, the Plan’s “Administrator”) with respect to the entire Plan, or with respect to various sub-plans, and various classes or groups of Grantees.

3.1.1	The Board may from time to time designate one or more committees or subcommittees of 2 or more directors, or such other minimum number as may be required by law to establish a committee or subcommittee, to administer the Plan, entirely or with respect to various groups of Grantees.

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3.1.2	The Board, or a committee or subcommittee so designated by the Board, may also delegate to one or more officers of Forge Global its powers under the Plan with respect to Sections 3.2.2 through 3.2.12, to the extent permitted under GCL § 157(c) and any other applicable law.

3.1.3	The Administrator, if comprised of multiple persons entitled to vote or give consent (“Control Persons”) on a particular matter, may act on such matter by unanimous written consent or majority vote of Control Persons, including voting and consent obtained using electronic documents and signatures, online plan management services, and other remote electronic means. In cases where a single Control Person is entitled to approve a matter, such person’s written action (including by electronic signature or by operation of an online service) shall be deemed sufficient documentation of such person’s approval.

3.1.4	Directors and other Control Persons who are eligible for Awards, or who have received Awards, may vote on any matters affecting the Plan. No Control Person’s vote or consent shall be counted towards approval of granting an Award to that Control Person, but such Control Person’s presence at the meeting or signature on a written consent shall be counted towards the existence of a quorum or unanimous consent. In the event that a single action by the Board or other Administrator approves Awards for multiple Control Persons, the above-mentioned restriction on counting such Control Person’s vote shall apply only with respect to approval of such Control Person’s Award, and not with respect to other Control Persons’ Awards that are approved by the Action.

3.1.5	If permitted by law, the Administrator may authorize one or more officers of Forge Global to issue Awards under the Plan within any limitations specified by the Administrator.

3.2	Powers of the Administrator. The Administrator shall have authority in its sole discretion, as may be limited or directed by delegation of the Board:

3.2.1	To determine in good faith the fair market value of Shares as of any date (the “FMV” of Shares), for purposes of Section 409A of the Code and for all other purposes pertaining to the Plan. All references to FMV hereunder shall be interpreted as referring to the FMV as so determined. Determinations of FMV, once made, shall remain valid under this Plan and may continue to be used for 409A purposes until the earlier of (i) 12 months, or (ii) an event that materially affects the value of Forge Global or the Shares. Should the stock be listed on an established stock exchange or market system, the FMV shall be the closing sales price as of the determination date, or closing bid in the absence of sales, as reported by a source the Administrator considers reliable. Should the stock be regularly quoted by a recognized securities dealer, but not the price, the FMV will be midway between the high bid and low ask for the stock on day of, or most recent to, the day of determination.

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3.2.2	To choose and designate Service Providers to receive Awards and determine how many shares of Stock (or Underlying Shares, in the case of Options, RSUs, and SARs) to award to each, and to negotiate and determine the terms and conditions of any Award, not inconsistent with the provisions of the Plan, including purchase or exercise price, payment forms and terms, vesting, share repurchase rights, rights of co-sale and first refusal, option exercise periods and procedures, acceleration, Service Provider status, and the establishment of Transfer Restrictions and other restrictions and limitations.

3.2.3	To draft, approve, adopt, and amend Award Agreements, as well as other Award Documents and Issuance Documents, provided that such authority shall be limited to instruments that are limited in application to management of the Stock Plan. By way of explanation, and without limiting the foregoing, the Plan does not grant the Administrator power to amend the Corporate Instruments, stockholder agreement, voting agreement, or other instruments of general applicability.

3.2.4	To construe and interpret the terms of the Plan and Awards under it, to make any determinations with respect to the Plan, and to exercise any discretionary authority Forge Global has with respect to any Award (including among other things, determining whether vesting, acceleration, exercise, forfeiture, or repurchase conditions have been met), and any matter, right, obligation, determination, election, or waiver thereunder, including among other things waiving provisions of the Plan or the Award Documents.

3.2.5	To establish, amend, revoke, construe, administer, and enforce rules, regulations, guidelines, and policies for administering the Plan and the Awards.

3.2.6	To adopt, use, and operate a service for administering, Options, RSUs, SARs, and other Awards, including online electronic services, whereupon the terms and conditions, processes and procedures, and any settings, configurations, or customizations made by the Administrator in the course of operating such service, shall all apply to Awards administered by such service.

3.2.7	To amend outstanding Awards or Award Documents for Awards, including: (i) amending, waiving, extending, or accelerating vesting provisions, (ii) reducing the exercise, purchase, or strike price of any outstanding Award, including option exchange programs and other repricings if consistent with generally accepted accounting principles, (iii) permitting payments of the purchase price for Shares in means other than cash, including among others by providing services, payments in kind, extending recourse loans, and cashless exercise of Options by “net issuance exercise” (iv) extending the post-service exercise period for ISO grants, (v) waiving provisions to allow, or require, settlement of RSUs and SARs in cash or by issuance of the Underlying Shares, (vi) correcting any defect, omission, or inconsistency in this Plan or any Award Documents, (vii) cancelling any outstanding Award in substitution for a new Award under the Plan or another equity or compensatory plan, or otherwise exchanging or buying out Awards, for cash, or for other valuable consideration, and (viii) suspending or terminating the Plan, provided that: (a) subsections (iv), (v), and (vii) of this 3.2.7 shall not apply to, nor shall termination of the Plan affect ownership, of Shares granted as Awards; and (b) no such amendment, repricing, cancellation and substitution, suspension, or termination shall be made, except as may be otherwise provided for in the Plan, that would materially impair the rights of the holder of an Award or materially increase such holder’s obligations without such holder’s consent. A holder’s rights will not be deemed impaired by any such changes if the Administrator determines in good faith that the amendment, taken as a whole, does not materially and adversely affect the holder’s rights.

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3.2.8	To settle all controversies regarding the Plan and the Awards.

3.2.9	To adopt sub-plans purposes of satisfying foreign laws or qualifying for favorable tax treatment under foreign laws, with respect to Grantees who are foreign nationals or employed outside of the United States.

3.2.10	To amend the Plan as the Administrator deems necessary or advisable relating to ISO treatment, and certain nonqualified deferred compensation under Section 409A of the Code, and to make the Plan and various Awards exempt from or compliant with such ISO or nonqualified deferred compensation treatment, subject to any limitations of applicable law.

3.2.11	To submit any plan amendments for stockholder approval, including among other things amendments intended to satisfy requirements of Section 422 of the Code relating to ISO terms.

3.2.12	To authorize any person to execute on behalf of Forge Global any instrument required to effect the grant of an Award authorized by the Administrator.

3.2.13	The power and authority to do any other acts of Administrator that are otherwise described in this Plan.

3.3	Effect of Administrator’s Decisions. The Administrator’s decisions, determinations, and interpretations, will be final and binding on all Grantees and any subsequent holder of Awards.

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3.4	409A Compliance. If the Administrator determines that any amounts payable hereunder will be taxable to a Grantee under Section 409A of the Code prior to payment to such Grantee of such amount, Forge Global may (a) adopt such amendments to the Plan and such Grantee’s Awards along with appropriate policies (including amendments and policies with retroactive effect) that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Administrator determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

3.5	Insiders. Should any class of equity security of Forge Global be registered pursuant to Section 12 of the United States Security Exchange Act of 1934, (i) the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3 with respect to insiders, and (ii) the Plan will be subject to Section 162(m) of the Code.

3.6	Indemnification. In addition to such other rights of indemnification as they may have as officers, directors, or Employees of Forge Global, the Administrator as well as all Control Persons and other persons to whom authority to act for the Administrator is delegated shall be indemnified by Forge Global against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit, investigation, claim, or proceeding, or in connection with any appeal therein (collectively, “Claims”), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Forge Global) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith, or intentional misconduct in duties; provided, however, that within 60 days after the institution of such action, suit or proceeding, such person shall offer to Forge Global, in writing, the opportunity at Forge Global’s own expense to handle and defend the same. Without limiting the foregoing, such indemnification shall apply to all Claims in connection with the determination (or failure to act) with respect to determining FMV.

4.	Awards of Options

4.1	Form. Options are instruments representing an opportunity Forge Global extends to Grantees to buy Shares in the future at a stated Exercise Price. Award Agreements for Options shall be in the form of an option agreement to be adopted by the Administrator. Such agreement shall, at the discretion of the Administrator, include a grant notice and other Award Documents as described in Section 1.5.6.

4.2	ISO and NSO designation. Award Documents shall designate all Options as either ISOs or NSOs at the time of grant.

4.2.1	ISOs may only be awarded to employees of Forge Global, or a parent or subsidiary of Forge Global as defined in Sections 424(e) and (f) of the Code. ISOs may not be granted to Service Providers working solely for a parent of Forge Global as defined in Rule 405 of the Securities Act unless the underlying Shares are treated as “service recipient stock” under Section 409A of the Code or Forge Global, in consultation with legal counsel, has determined that such Awards are otherwise exempt from, or comply with, Section 409A of the Code.

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4.2.2	The aggregate FMV of all ISOs held by a person that prospectively become exercisable during any calendar year, under this Plan or any other equity incentive plan of Forge Global, or of any parent or subsidiary under Section 424(e) and (f) of the Code, as calculated on the date of any new grant of ISOs, shall not exceed $100,000. If such aggregate FMV does exceed $100,000 then only the first $100,000 shall be ISOs, and any excess shall be NSOs. Should the Code be amended to provide for a different limit of ISOs, the limit in this section shall be adjusted so as to conform to the Code as amended, with respect to any Options issued after such amendment becomes effective.

4.2.3	Any designation of Options as ISOs is a statement of expectations that is advisory and nature, and not a representation or covenant to Grantees regarding the tax treatment of such Options. All Options that do not qualify for ISO treatment shall be designated as NSOs.

4.3	Exercise Price. The Exercise Price of Options shall be stated in the Award Documents, and set by the administrator as of the award date at not less than (i) in the case of NSOs, 85% of the FMV of the Shares, (ii) in the case of ISOs, 100% of such FMV, and (iii) in the case of ISOs granted to persons who own (or are deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of Forge Global or any Affiliated Company (“Ten Percent Holders”), 110% such FMV.

4.4	Other Provisions. The Administrator may, in the Award Agreement or by policies adopted from time to time, set a minimum number of Options that may be exercised at a time, except that such minimum shall not prevent an Option holder holding fewer than this number of exercisable options from exercising such holder’s Option in full.

4.5	Transferability. The Disposition of Options shall be subject to Section 1.7, except that notwithstanding the restrictions contained in such section, Options shall be transferable by (i) a beneficiary designation, (ii) a will, (iii) the laws of descent and distribution, and (iv) if permitted in the Award Documents, by gift or domestic relations order to a family member of Grantee. Upon transfer to a new holder, any conditions or provisions with respect to exercise, exercise periods, Vesting, and other matters based on Service Provider status shall be with reference to Grantee’s ongoing status, not that of the transferee.

4.6	Exercise

4.6.1	Options shall be exercisable by the valid holder thereof (as recognized by Forge Global) within the times, or upon the events, set forth in the applicable Award Documents. If not otherwise specified, Options may be exercised from time to time, at any time such Options remain outstanding before expiration, in whole or in part, but only with respect to the Vested portion thereof. Early Exercise (described in Section 1.6.7) shall be permitted only: (i) as specified by the applicable Award Documents, or (ii) if approved by the Administrator at the time of exercise.

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4.6.2	Issuance Documents for Options shall include an option exercise agreement, and any exercise notice, stockholder agreement(s), voting agreements, spousal consents, and other form agreements and documents that may be promulgated or required by the Administrator as of the exercise date. Without limiting authority of the Administrator to adopt Issuance Documents under Section 3.2.3, such documents may include provisions with respect to matters described in Sections 1.5 (contents of Issuance Documents), 1.6 (Vesting, in the case of Early Exercise), and 1.7 (Transfer Restrictions). No promise is made or is to be implied as of the Award date with respect to the form or substance of Issuance Documents, except as explicitly set forth in the Award Documents and this Plan.

4.6.3	Option exercises shall be made as of the date of effective notice, but shall only be effective if, to the Administrator’s reasonable satisfaction: (i) Grantee has delivered, and the parties have mutually executed, fully and accurately completed Issuance Documents; and (ii) Grantee has made payment to Forge Global of the Exercise Price for each Share to be issued, as described Section 7, along with any withholding tax obligations as described in 4.6.4.

4.6.4	As a further condition to the exercise of an Option, the Administrator may require a Grantee to satisfy any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

4.6.5	Notwithstanding the foregoing: (i) no option shall be exercisable more than 10 years after its Award date, (ii) no option granted to a Ten Percent Holder may be exercised more than 5 years after its Award date; (iii) no Option granted to non-exempt employees for purposes of overtime pay under the Fair Labor Standards Act of 1938 shall be exercisable earlier than 6 months after grant;and (iv) if an Option is otherwise subject to Section 409A of the Code, it shall be exercisable no later than the end of the applicable short-term deferral period determined under the Code by the Administrator.

4.6.6	An ISO may be exercised during the lifetime of a Grantee only by the Grantee or by the Grantee’s guardian or legal representative.

4.6.7	In the event of the death of a Grantee, executors or administrators of the Grantee’s estate, and any person who has acquired such Options directly from the Grantee by beneficiary designation, bequest or inheritance, but only to the extent that such Options were Vested, and otherwise exercisable prior to Grantee’s death (or became exercisable upon Grantee's death), and only prior to the expiration period for such Options.

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5.	Restricted Stock Units.

5.1	Form. An RSU is an Award covering a number of Shares that may be settled in cash, or by issuance of those Shares in the future. No purchase price need be paid by the Award holder to receive an issuance of Shares. Award Agreements for RSUs shall be as adopted by the Administrator. Such agreement shall, at the discretion of the Administrator, include a grant notice and other Award Documents as described in Section 1.5.6.

5.2	Settlement. Settlement of Vested RSUs shall be in the form of cash, Shares, or a combination thereof, as determined by the Administrator. The Administrator may permit holders of RSUs to defer settlement until one or more dates after RSUs are granted, except that the provisions of RSUs and any deferral must satisfy the provisions of Section 409A of the Code, and any other applicable laws and regulations.

5.3	Transfer Restrictions. RSUs, and any Shares issued upon settlement thereof, shall be subject to restrictions on Dispositions described in Section 1.7. Such restrictions, in the case of Grantees or holders residing in California, shall comply with Section 25102(o) of the California Corporations Code.

6.	Stock Appreciation Rights.

6.1	Form. An SAR is an Award covering a number of Shares, giving its holder the option receive payment in the amount of the FMV of the Shares on the date of exercise, less the exercise price of the SAR. Award Agreements for SARs shall be as adopted by the Administrator. Such agreement shall, at the discretion of the Administrator, include a grant notice and other Award Documents as described in Section 1.5.6.

6.2	Exercise

6.2.1	Vested SARs shall be exercisable by a Grantee by the valid holder thereof (as recognized by Forge Global) within the times, or upon the events, set forth in the applicable Award Documents. If not otherwise specified, SARs may be exercised from time to time, at any time such Options remain outstanding before expiration, in whole or in part, but only with respect to the Vested portion thereof. There shall be no early exercise of SARs.

6.2.2	Upon exercise of an SAR, the holder shall be entitled to per-share payment by Forge Global equal to the difference between FMV as of the exercise date, and the exercise price of the SAR.

6.2.3	At the discretion of the Administrator, the payment upon exercise of an SAR may be in cash, in Shares of equivalent value, or in a combination thereof.

6.3	Expiration. The maximum term and exercise period for SARs shall be the same as for Options as set forth in Section 4.6.5.

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6.4	Other terms. Other than exercise price, period, and term, the Administrator, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. At the discretion of the Administrator the Shares may be of any class or type specified in Forge Global’s Certificate of Incorporation, to the extent consistent with Code Section 409A, notwithstanding anything in this Plan to the contrary.

7.	Payment for Shares

7.1	In general. Except as may be otherwise provided in this Section 7, a Grantee, or if permitted, the subsequent holder of Grantee’s Award, must pay the entire price for acquiring Shares offered as a Stock Award, or for exercise of an Option, at the time of and as a condition of issuance of the Shares.

7.2	Alternate forms of payment. Forge Global shall accept the following as alternate payment means for Shares and any withholding tax obligations, in part or in whole, but only to the extent permitted by law and: (i) specified by the applicable Award Documents as permitted payment methods, provided that the holder of an Award meets any terms and conditions applicable to such payment methods, or (ii) permitted by the Administrator at the time of issuance of the Shares.

7.2.1	Offset by a cancellation of indebtedness owed by Forge Global to the holder, including compensation due or accrued;

7.2.2	Services rendered or to be rendered by the Grantee to Forge Global or any Affiliated Companies as payment for Shares;

7.2.3	Payment in kind in the form of intellectual property or other assets;

7.2.4	A full-recourse promissory note, in which case the Administrator shall establish provisions for payment terms, term, and an interest rate sufficient to avoid imputed interest under Sections 483 and 1274 of the Code, and may require the Shares to be pledged as security for payment of the note balance, provided that a minimum amount equal to the par value of the Shares must be paid in cash;

7.2.5	In the case of Options, foregoing a portion of the Shares that would otherwise be issued upon exercise, with the excess of the FMV of those foregone shares over their Exercise Price applied towards the Exercise Price of the shares thereby exercised (a method known as “net issuance exercise”).

7.2.6	Other forms of payment that may be permitted by the GCL, consistent with Code Section 409A and Rule 701.

8. Other provisions

8.1	Corporate instruments. Grantees, and any subsequent holders of Grantees’ Awards, and of any Underlying Shares issued thereon, shall be subject to the Corporate Instruments, as may be amended from time to time, including any Transfer Restrictions contained in such documents, subject to GCL § 202(b) with respect to notice and approval of amended Transfer Restrictions.

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8.2	Deadlines and time periods. The Administrator shall have the authority and discretion to establish policies with respect to and otherwise determine the treatment of weekends, holidays, and other days as they affect time periods and deadlines, and also times of day. In general, and unless the Administrator determines otherwise: (i) all things are considered done on the date that they are actually done, except that any deadline or time period that would otherwise end on a Saturday, Sunday, or United States federal (but not foreign or state) holiday shall instead fall on the next day that is not a weekend or holiday; (ii) natural disasters or other occurrences that cause the US Internal Revenue Service to declare an extended deadline shall similarly extend any deadline or period under the plan, but only with respect to the persons, geographic limits, or other limits that the IRS may so declare; and (iii) things done by or to be done by a Grantee shall be deemed to happen on a given day based on the time zone in which that Grantee is a resident.

8.3	409A. Forge Global intends that Awards granted pursuant to the plan be exempt from, or comply with, Section 409A of the Code, and the plan shall be construed accordingly. Notwithstanding anything herein to the contrary, this Plan and all Awards shall be administered in accordance with Section 409A of the Code, and any regulations and interpretive guidance promulgated thereunder.

8.4	Compliance. All Awards made, and Shares issued, under the Plan, shall comply with all applicable laws and regulations, including among other things, those of the Securities Act and state securities laws. Awards shall not be effective if not in compliance with applicable the securities laws, rules, and regulations of the United States, and any other applicable state or other jurisdiction. This Plan is intended to be a “written compensatory benefit plan” as defined by Securities Act Rule 701. Forge Global shall not be required to issue any Shares under the Plan, as Awards or upon exercise or settlement of Awards, prior to obtaining any necessary government approvals, or prior to complying with any exemption or registration or other qualification of Shares that may be necessary.

8.5	Taxes. Grantees may be required to make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations, or other tax obligations, that may arise in connection with granting or Disposition of Awards, the issuance of Underlying Shares, and the Disposition of such Shares.

8.6	Does not establish engagement. This Plan and any Awards, Award Documents, and Issuance Documents, are all distinct from any employment, consulting engagement, or other Service Provider relationship or agreement a Grantee may have with Forge Global or any Affiliated Companies, and further distinct from any compensation a Grantee may have with respect to such relationship. Nothing therein establishes any initial or ongoing right of employment or any other engagement as a Service provider, affects in any way any right a Grantee or Forge Global may have to terminate a Grantee’s Service Provider Status, or allows for any damages with respect to such termination.

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8.7	Definitions. Where reasonable, terms are to be given their common English meaning except as specifically defined herein (generally, indicated by capitalization, with the definition or first reference quoted and in bold).

8.8	Amendments. The Board may amend, suspend or terminate the Plan at any time and for any reason, provided that any amendment that increases the number of Shares allocated to the Plan (other than adjustments made as described in Section 2.4), or that materially changes the classes of persons eligible for ISOs, shall further require approval of Forge Global’s stockholders. Termination or amendment of the Plan shall not change the rights of the holders of any Shares or Options already granted under the Plan.

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